Samaritan CEO to Speak on Pharma Partnering Panel at 7th Annual Biotech in Europe Investor Forum

LAS VEGAS, October, 1, 2007, (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative drugs announced today its CEO, Dr. Janet Greeson has been invited to speak on a pharma partnering panel October 3rd, 9:15 AM at the 7th Annual Biotech in Europe Investor Forum, October 2-3, 2007 in Zurich, Switzerland.

The pharma partnering panel is Chaired by Dimitri Dimitriou, CEO of DyoDelta Biosciences where he and Dr. Greeson will speak about a small company’s perspective on partnering and major pharma’s perspective will be represented by:

Dr. Andrew Wood, Research Acquisitions, Europe, Lilly
Dr. Margaret Beer, Licensing and External Research, Europe, Merck
Dr. Markus Ewert, Global Head of Search & Evaluation Cardiovascular & Metabolism, Novartis
Dr. Alex Chanas, Director, Licensing and Development, Pfizer.

Samaritan Pharmaceuticals:

“Transforming Today’s Science Into Tomorrow’s Cures...”

Samaritan Pharmaceuticals is a life science company focused on commercializing its pipeline of innovative drugs to relieve the suffering of patients with Alzheimer’s, cancer, heart disease, and infectious disease. Samaritan’s business strategy is to partner drug candidates in its pipeline after Phase II (proof of concept) human studies. Samaritan has executed its first partnering agreement with Pharmaplaz, Ireland for its PII, HIV drug SP-01A. In addition, Samaritan’s sales arm has acquired the marketing and sales rights to sell eleven revenue-generating products in Greece and various Eastern European countries.

Website, http://www.samaritanpharma.com Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown, Investor Relations

(702) 735-7001

RichardBrown@SamaritanPharma.com

Samaritan Pharmaceuticals, Inc.

Kristi Eads, Business Development

(702) 735-7001

KristiEads@SamaritanPharma.com